DELAFIELD FUND, INC.

                             AMENDMENT NO. 5 TO THE

                 DISTRIBUTION AND SERVICE PLAN PURSUANT TO RULE

                 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

     This Distribution and Service Plan (the "Plan") is hereby amended to reflect the change in the distributor of the Delafield Fund, Inc. (the "Fund"), certain corresponding changes to the Distribution Agreement and termination of the Shareholder Servicing Agreement.

     The Plan is adopted by the Fund in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                    THE PLAN

1. The Fund and IXIS Asset Management Distributors, L.P. (the "Distributor"), have entered into a Distribution Agreement, in a form satisfactory to the Fund's Board of Directors, under which the Distributor will act as distributor of the Fund's shares. Pursuant to the Distribution Agreement, the Distributor, as agent of the Fund, will solicit orders for the purchase of the Fund's shares, provided that any subscriptions and orders for the purchase of the Fund's shares will not be binding on the Fund until accepted by the Fund as principal.

2. The Distribution Agreement provides that the Distributor will be paid a fee (the "Fee") for (i) providing distribution assistance to the Fund and (ii) providing or arranging for others to provide all personal shareholder servicing and related maintenance of shareholder account functions not performed by the Fund or its transfer agent.

3. The Manager may make payments from time to time from its own resources, which may include the management fees and administrative services fees received by the Manager from the Fund and from other companies, and past profits for the following purposes:

(i) to pay the costs of, and to compensate others, including organizations whose customers or clients are Fund shareholders ("Participating Organizations"), for performing personal shareholder servicing and related maintenance of shareholder account functions on behalf of the Fund;

(ii) to compensate Participating Organizations for providing assistance in distributing the Fund's shares; and

(iii) to pay the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and other persons, in connection with the distribution of the Fund's shares.

     The Distributor may also make payments from time to time from its own resources, which may include the Fee and past profits for the purposes enumerated above. Further, the Distributor may determine the amount of such payments made pursuant to the Plan, provided that such payments will not increase the amount which the Fund is required to pay to (1) the Manager for any fiscal year under the Investment Management Contract or the Administrative Services Contract in effect for that year or otherwise or (2) to the Distributor under the Distribution Agreement in effect for that year or otherwise.

     4. The Manager or the Distributor will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor and Participating Organizations in carrying out their obligations under the Distribution Agreement or the Participating Organization agreement, as the case may be, and (ii) preparing, printing and delivering the Fund's prospectus to existing shareholders of the Fund and preparing and printing subscription application forms for shareholder accounts.

     5. Payments by the Distributor or Manager to Participating Organizations as set forth herein are subject to compliance by them with the terms of written agreements be entered into between the Distributor and the Participating Organizations.

     6. The Fund and the Distributor will prepare and furnish to the Fund's Board of Directors, at least quarterly, written reports setting forth all amounts expended for servicing and distribution purposes by the Fund, the Distributor and the Manager pursuant to the Plan and identifying the servicing and distribution activities for which such expenditures were made.

     7. This amendment to the Plan will become effective on June 7, 2006, and was approved by a majority of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the amended Plan.

     8. The Plan, as amended, will remain in effect until June 30, 2007, unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in paragraph 7 hereof.

     9. The Plan may be amended at any time with the approval of the Board of Directors of the Fund, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in paragraph 7 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan will be effective only upon the additional approval of a majority of the outstanding voting securities of the Fund (as defined in the Act).

     10. The Plan may be terminated without penalty at any time (i) by a vote of a majority of the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the Fund (as defined in the Act).

Dated: January 1, 1998, as amended on August 22, 2000, April 18, 2002, April 24, 2003, July 21, 2005 and June 7, 2007.